Exhibit C

June 1, 2018

The Board of Directors

OCI N.V.

Horthorstraat 19

Amsterdam

The Netherlands

Members of the Board of Directors:

The members of the Board of Directors of OCI N.V. (“Parent”) have requested our view as to the range of values of one common unit representing limited partner interests (each such interest, a “Unit”) in OCI Partners LP (the “Company”) in connection with your consideration of a potential tender offer for all Units not currently held by Parent or its affiliates (the “Offer”).

In arriving at our view, we have (i) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (ii) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company’s Units and certain publicly traded securities of such other companies; (iii) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of Parent relating to the Company’s business; and (iv) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this letter.

In addition, we have held discussions with certain members of the management of Parent with respect to the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our view, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by Parent or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses, projections, assumptions and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of Parent as to the expected future results of operations and financial condition of the Company to which such analyses, projections, assumptions and forecasts relate. We express no view as to such analyses, projections or forecasts or the assumptions on which they were based and Parent has confirmed that we may rely upon such analyses, projections, assumptions and forecasts in providing our view in this letter. We are not legal, regulatory, accounting or tax experts and have relied on the assessments made by advisors to Parent with respect to such issues.

Our view is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect our view expressed herein and that we do not have any obligation to update, revise, or reaffirm this view. This letter does not constitute an opinion as to the fairness, from a financial point of view or otherwise, of the terms of the Offer, including the consideration to be paid by Parent to any unitholder of the Company tendering Units in the Offer or otherwise, and we express no view as to the underlying decision by Parent to engage in the Offer or any other transaction. We are expressing no view herein as to the price at which the Company’s Units or the shares of Parent will trade at any future time.

We are acting as financial advisor to Parent with respect to the Offer and will receive a fee from Parent for such service. In addition, Parent has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with Parent, for which we and such affiliates have received customary compensation. Such services during such period have included acting (i) as dealer manager on an offer to buy back securities of Parent which closed in March 2018, (ii) as lead left global coordinator and bookrunner on Parent’s offering of debt securities which closed in April 2018, and (iii) as joint lead arranger and bookrunner on the Parent’s term and revolving credit facilities which closed in April 2018. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding shares of Parent. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or Parent for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our view as of the date hereof that the equity of the Company has a range of value between $826.5 million and $1,000.5 million in the aggregate (or $9.50 and $11.50 per outstanding Unit, based on the unit count provided in the Company’s most recent Form 10-Q filed with the Securities and Exchange Commission on May 7, 2018).

This letter is provided solely for the benefit of the Board of Directors of Parent (in their capacities as such) in connection with and for the purposes of its evaluation of the Company, and is not on behalf of, and shall not confer rights or remedies upon, any shareholder, creditor or any other person other than the Board of Directors of Parent or be used or relied upon for any other purpose. This letter does not constitute a recommendation to any unitholder of the Company as to whether any such unitholder should tender its Units into the Offer or as to any other matter. This letter may be reproduced in full in any Schedule TO or Schedule 13E-3 filed with the Securities and Exchange Commission but may not otherwise be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES PLC

J.P. Morgan Securities plc

STRICTLY PRIVATE AND CONFIDENTIAL Discussion Materials Project Eclipse | June 1, 2018

CONFIDENTIAL This presentation was prepared exclusively for the benefit and internal use of the J.P. Morgan client to whom it is directly addressed and delivered (including such client’s subsidiaries, the “Company”) in order to assist the Company in evaluating, on a preliminary basis, the feasibility of a possible transaction or transactions and does not carry any right of publication or disclosure, in whole or in part, to any other party. This presentation is for discussion purposes only and is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by J.P. Morgan. Neither this presentation nor any of its contents may be disclosed or used for any other purpose without the prior written consent of J.P. Morgan. The information in this presentation is based upon any management forecasts supplied to us and reflects prevailing conditions and our views as of this date, all of which are accordingly subject to change. J.P. Morgan’s opinions and estimates constitute J.P. Morgan’s judgment and should be regarded as indicative, preliminary and for illustrative purposes only. In preparing this presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of the Company or which was otherwise reviewed by us. In addition, our analyses are not and do not purport to be appraisals of the assets, stock, or business of the Company or any other entity. J.P. Morgan makes no representations as to the actual value which may be received in connection with a transaction nor the legal, tax or accounting effects of consummating a transaction. Unless expressly contemplated hereby, the information in this presentation does not take into account the effects of a possible transaction or transactions involving an actual or potential change of control, which may have significant valuation and other effects. Notwithstanding anything herein to the contrary, the Company and each of its employees, representatives or other agents may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment and the U.S. federal and state income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or state income tax strategy provided to the Company by J.P. Morgan. J.P. Morgan’s policies prohibit employees from offering, directly or indirectly, a favorable research rating or specific price target, or offering to change a rating or price target, to a subject company as consideration or inducement for the receipt of business or for compensation. J.P. Morgan also prohibits its research analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investors. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters included herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone not affiliated with JPMorgan Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties. J.P. Morgan is the marketing name for the Corporate and Investment Banking activities of JPMorgan Chase Bank, N.A., JPMS (member, NYSE), J.P. Morgan PLC authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority) and their investment banking affiliates. PROJECT ECLIPSE

CONFIDENTIAL OCI Partners – unit price performance and NTM yield1 for the last two years 24-month unit price performance ($/unit) and NTM cash distribution yield1 24-m 12-m 6-m 3-m 1-m Unit price ($) High 10.45 10.45 10.45 10.45 10.45 Low 4.95 6.76 7.00 8.85 9.50 VWAP 7.97 8.49 8.56 9.69 10.09 $/unit Yield (%) Average 8.2% 11.2% 12.2% 12.6% 12.0% 15.0 Unit price performance NTM yield 16.0% 14.0% During period from Dec. 6, 2016 to April 14, 2017 trading was distorted by pending tender offer Current price of 10.0 10.0% $10.00/unit 8.0% 6.0% 5.0 4.0% 2.0% 0.0 0.0% May-16 Oct-16 Mar-17 Aug-17 Jan-18 May-18 Source: FactSet as of 05/31/18 1 Defined as cash distribution per unit / unit price PROJECT ECLIPSE J.P.Morgan

CONFIDENTIAL

Forecast key assumptions

Management projections

Forecast period	■ 6-year forecast from 2018 to 2023 and normalized terminal year forecast are provided by OCI N.V. ("Eclipse") management

Revenue assumptions	■ Methanol and ammonia gross prices are based on averaged projections by recognized industry consultants
	■ Methanol: average contract price of $409 - $473 per ton
	  ■ Assume annual sales volumes of 865KT, 808KT, 859KT, 859KT, 859KT, 808KT from 2018 to 2023
	  ■ Annual sales drop in 2019 and 2023 due to planned turnarounds reoccurring every 4 years
	■ Ammonia: average contract price of $284 - $379 per ton
	  ■ 310KT annual sales volumes in 2018
	  ■ 331 – 333 KT annual run rate sales in 2019 and afterwards

Profitability	■ Natural gas: $2.57 – $3.29 per ton ■ Assume EBITDA margin of 44.2% - 50.2% in 2018 to 2023; 44.9% in terminal year and afterwards

Other	■ Eclipse management provided terminal year projections adjusted for turnaround impact, $3.00 per ton for natural gas, 5 year mid-cycle historical average prices for methanol and ammonia, and long-term capex expectations
	■ Cash tax is calculated as (Revenue – COGS – Depreciation) * 1% before 2027
	■ Tax rate post 2027 is subject to 21% federal rate assuming Methanol sales no longer qualifying as MLP income
	■ $71mm capex from 2018 to 2023, including $24mm turnaround expenses reoccurring every 4 years (2019 and 2023 in forecast period)
	  ■ No incremental growth capex from 2018
	  ■ Assume $15mm total capex in terminal year, including $7mm annual turnaround reserves, to reflect aging assets over time
	  ■ Assume depreciation accounts for 98% of capex in terminal year
	■ Assume $2mm quarterly working capital reserves from Q2 2018
	■ Assume 0% terminal growth rate
	■ No equity issuance or buyback program

Source: Eclipse management projections
Note: All assumptions were reviewed and approved by Eclipse management for J.P. Morgan's use in its analysis

PROJECT ECLIPSE 2 J.P.Morgan

CONFIDENTIAL

Financial summary

Management projections

$mm, except per unit metrics	2018E	2019E	2020E	2021E	2022E	2023E
			Management projections			
Revenue[1]	**$416**	**$371**	**$378**	**$396**	**$414**	**$410**
% growth	*21.1%*	*(10.7%)*	*1.7%*	*4.9%*	*4.6%*	*(1.1%)*
Memo:						
Sales volumes (KT) - Methanol	*865*	*808*	*859*	*859*	*859*	*808*
Average contract price ($/t) - Methanol	*473*	*433*	*409*	*426*	*444*	*458*
Sales volumes (KT) - Ammonia	*310*	*331*	*333*	*333*	*333*	*331*
Average contract price ($/t) - Ammonia	*284*	*298*	*324*	*350*	*366*	*379*
EBITDA	**$197**	**$164**	**$174**	**$192**	**$208**	**$199**
% margin	*47.5%*	*44.2%*	*46.0%*	*48.5%*	*50.2%*	*48.5%*
Memo: Consensus EBITDA - for reference only	*167*	*149*				
(-) debt service	(43)	(35)	(35)	(35)	(34)	(34)
(-) capex excl. turnarounds	(8)	(4)	(4)	(2)	(3)	(2)
(-) turnarounds reserves	(6)	(6)	(6)	(6)	(6)	(6)
(-) taxes	(1)	(1)	(1)	(1)	(2)	(2)
(-) working capital reserves	(9)	(8)	(8)	(8)	(8)	(8)
Distributable Cash Flow	**$130**	**$110**	**$119**	**$140**	**$155**	**$146**
% growth	*113.3%*	*(15.4%)*	*8.4%*	*17.2%*	*10.6%*	*(5.2%)*
LP Distributable Cash Flow per unit	**$1.49**	**$1.26**	**$1.37**	**$1.61**	**$1.78**	**$1.68**
Dividend coverage ratio	**1.00x**	**1.00x**	**1.00x**	**1.00x**	**1.00x**	**1.00x**
LP Distribution per unit	**$1.49**	**$1.26**	**$1.37**	**$1.61**	**$1.78**	**$1.68**
Capex	14	22	4	2	3	26
Depreciation	61	57	61	61	61	60
Interest expense	36	32	32	31	31	31
Net Income	99	74	80	98	114	106
Average units outstanding (mm)	87	87	87	87	87	87
Memo (Normalized financials)[2]						
Revenue	$408	$385				
EBITDA	$193	$172				
Distributable Cash Flow	$125	$118				
LP Distributable Cash Flow per unit	$1.44	$1.36				

Source: Eclipse management projections
Note: All assumptions were reviewed and approved by Eclipse management for J.P. Morgan's use in its analysis
[1] Sales revenue reflects net selling price after applicable discounts to contract price
[2] 2018E and 2019E management estimates normalized for turnaround as provided by Eclipse management

PROJECT ECLIPSE 3 J.P.Morgan

CONFIDENTIAL Preliminary valuation analysis Management projections Implied equity value per unit ($) – rounded to the nearest $0.25, except 52-week high / low Selected valuation range: $9.50 – $11.50 For reference only : Dec. 2017 transaction price $8.40 per unit $6.76 52–week trading range (for reference only) Trading multiples Metric ($)1 P / 2019E LP DCF per unit $1.36 7.5x – 9.0x2 2019E yield $1.36 13.5% - 11.0%2 Metric ($mm)1 FV / 2018E EBITDA $193 6.0x – 7.0x3 FV / 2019E EBITDA $172 7.0x – 8.0x3 Discounted Dividend 12.5% - 14.5% cost of equity4 0% TVGR $12.25 $ $12.25 $8.75 $9.25 $11.75 $5 $6 $7 $8 $9 $10 $11 $12 $13 $14 $15 Source: Eclipse management projections, public filings, FactSet as of 05/31/18 Note: Assumes $399mm net debt as of 03/31/18 1 2018E and 2019E management estimates normalized for turnaround as provided by Eclipse management 2 Range based on MLP companies referencing CVR Refining (based on unaffected unit price as of 05/25/2018), CVR Partners, and OCI Partners consensus 3 Range based on C-Corp companies referencing Methanex 4 Cost of equity range based on U.S. risk free rate, equity risk premium, and relevered historical betas of Methanex and CVR Refining Current price $10.00 per unit      $10.45 $10.25 $10.00 $11.00 $11.25 $10.25 PROJECT ECLIPSE

CONFIDENTIAL Analysis at various prices — for reference only     Management projections ($mm, except per unit metrics)     Metric Offer premium Premium to unit price    0% 2.5% 5.0% 7.5% 10.0% 12.5% 15.0% 17.5% 20.0% Offer price per unit    $10.00 $10.25 $10.50 $10.75 $11.00 $11.25 $11.50 $11.75 $12.00 Diluted unit count    87 87 87 87 87 87 87 87 87 Implied equity value    $870 $892 $913 $935 $957 $979 $1,000 $1,022 $1,044 Plus: Debt (03/31/18)    447 447 447 447 447 447 447 447 447 Less: Cash (03/31/18)    (49) (49) (49) (49) (49) (49) (49) (49) (49) Implied firm value    $1,269 $1,291 $1,312 $1,334 $1,356 $1,378 $1,399 $1,421 $1,443 Implied valuation multiples    Metric1 2018E    LP DCF per unit $1.44 7.1x 7.3x 7.5x 7.6x 7.8x 8.0x 8.2x 8.3x 2019E    LP DCF per unit $1.36 7.5x 7.7x 7.9x 8.1x 8.3x 8.5x 8.7x 8.8x 2018E    LP DPU $1.44 14.0% 13.7% 13.4% 13.1% 12.8% 12.5% 12.2% 12.0% 2019E    LP DPU $1.36 13.2% 12.9% 12.6% 12.3% 12.1% 11.8% 11.6% 11.3% 2018E    EBITDA $193 6.7x 6.8x 6.9x 7.0x 7.2x 7.3x 7.4x 7.5x 2019E    EBITDA $172 7.5x 7.6x 7.7x 7.9x 8.0x 8.1x 8.3x 8.4x Source: Eclipse management projections, public filings, FactSet as of 05/31/18     1 2018E and 2019E management estimates normalized for turnaround as provided by Eclipse management    PROJECT ECLIPSE

CONFIDENTIAL

Public companies — C-Corps

Trading metrics ($mm except per share data)

Company	Current share price 05/31/18	% of 52-week high	Equity value	Firm value	Firm value / 2018E EBITDA	Firm value / 2019E EBITDA
Methanol						
Methanex	$68.20	95.3%	$5,700	$7,054	6.9x	7.9x
Methanol median					**6.9x**	**7.9x**
Methanol mean					**6.9x**	**7.9x**
Ammonia — for reference only						
Yara	$41.21	84.9%	$11,259	$14,673	8.4x	6.3x
CF	$41.14	91.4%	9,640	13,785	10.3x	8.5x
OCI NV [1]	$27.40	94.9%	5,762	9,863	9.2x	7.8x
LSB Industries	$5.07	43.3%	145	717	8.3x	5.3x
Ammonia median					**8.8x**	**7.1x**
Ammonia mean					**9.1x**	**7.0x**
C-Corps median — for reference only					**8.4x**	**7.8x**
C-Corps mean — for reference only					**8.6x**	**7.2x**
OCI Partners — consensus	**$10.00**	**95.7%**	**$870**	**$1,269**	**7.6x**	**8.5x**
OCI Partners — management [2]	**$10.00**	**95.7%**	**$870**	**$1,269**	**6.6x**	**7.4x**

Source: Eclipse management projections, company filings, equity research, FactSet as of 05/31/2018

Note: Calendarized to 12/31 year-end; [1] OCI NV firm value is adjusted for investments in associates; [2] 2018E and 2019E sales and EBITDA management estimates normalized for turnaround as provided by Eclipse management

PROJECT ECLIPSE 6 J.P.Morgan

CONFIDENTIAL

Public companies — C-Corps (cont'd)

Operating metrics

Company	2017 - 2019 sales CAGR	% 2017A sales from methanol	EBITDA growth 2018E	EBITDA growth 2019E	EBITDA margin 2018E	EBITDA margin 2019E	FCF conversion 2018E	FCF conversion 2019E	Gross leverage	Net leverage
Methanol										
Methanex	0.9%	100.0%	22.1%	(12.4%)	29.8%	28.8%	83.8%	86.6%	1.7x	1.2x
Methanol median	**0.9%**		**22.1%**	**(12.4%)**	**29.8%**	**28.8%**	**83.8%**	**86.6%**	**1.7x**	**1.2x**
Methanol mean	**0.9%**		**22.1%**	**(12.4%)**	**29.8%**	**28.8%**	**83.8%**	**86.6%**	**1.7x**	**1.2x**
Ammonia — for reference only										
Yara	9.3%	0.0%	19.4%	33.2%	13.9%	16.4%	6.6%	48.2%	2.4x	2.2x
CF	6.2%	0.0%	38.4%	21.6%	31.5%	35.0%	68.1%	73.9%	4.7x	4.2x
OCI NV	18.0%	25.0%	68.1%	18.0%	35.4%	40.2%	70.2%	83.5%	6.8x	6.3x
LSB Industries	13.1%	0.0%	87.1%	57.3%	18.1%	24.9%	65.0%	75.0%	8.4x	7.8x
Ammonia median	**11.2%**		**53.3%**	**27.4%**	**24.8%**	**30.0%**	**66.5%**	**74.5%**	**5.7x**	**5.2x**
Ammonia mean	**11.6%**		**53.3%**	**32.5%**	**24.7%**	**29.1%**	**52.5%**	**70.2%**	**5.6x**	**5.1x**
C-Corps median — for reference only	**9.3%**		**38.4%**	**21.6%**	**29.8%**	**28.8%**	**68.1%**	**75.0%**	**4.7x**	**4.2x**
C-Corps mean — for reference only	**9.5%**		**47.0%**	**23.5%**	**25.8%**	**29.1%**	**58.7%**	**73.4%**	**4.8x**	**4.3x**
OCI Partners — consensus	**7.7%**	**77.7%**	**31.9%**	**(10.8%)**	**41.1%**	**37.4%**	**94.6%**	**92.6%**	**3.1x**	**2.7x**
OCI Partners — management [1]	**5.8%**	**77.7%**	**52.1%**	**(10.5%)**	**47.1%**	**44.8%**	**92.8%**	**87.4%**	**3.1x**	**2.7x**

Source: Eclipse management projections, company filings, equity research, FactSet as of 05/31/2018

Note: Calendarized to 12/31 year-end; FCF conversion defined as (EBITDA – cash capex) / EBITDA; [1] 2018E and 2019E sales and EBITDA management estimates normalized for turnaround as provided by Eclipse management

PROJECT ECLIPSE 7 J.P.Morgan

CONFIDENTIAL

Public companies — MLPs

For reference only

Trading metrics ($mm except per unit data)

MLPs ($mm except per unit data)										
	Current unit price	% of	Equity	Firm	Firm value /		Equity value / DCF		Distribution yield	
Company	05/31/18[1]	52-week high	value	value	2018E EBITDA	2019E EBITDA	2018E	2019E	2018E	2019E
CVR Refining [1]	$22.10	93.4%	$3,262	$3,695	7.4x	6.9x	11.0x	9.1x	9.1%	11.0%
CVR Partners	$2.93	69.3%	332	897	10.1x	7.4x	N/M	7.9x	5.5%	13.3%
MLP median					8.8x	7.1x	11.0x	8.5x	7.3%	12.2%
MLP mean					8.8x	7.1x	11.0x	8.5x	7.3%	12.2%
OCI Partners — consensus	$10.00	95.7%	$870	$1,269	7.6x	8.5x	7.2x	7.6x	12.3%	11.1%
OCI Partners — management [2]	$10.00	95.7%	$870	$1,269	6.6x	7.4x	7.0x	7.4x	14.4%	13.6%

Operating metrics

MLPs								
	2017 - 2019	EBITDA growth		EBITDA margin		2017 - 2019	Gross	Net
Company	sales CAGR	2018E	2019E	2018E	2019E	DCF CAGR	leverage	leverage
CVR Refining [1]	0.8%	33.7%	8.3%	7.7%	9.4%	32.7%	1.4x	1.1x
CVR Partners	8.5%	34.5%	36.4%	24.9%	31.0%	N/M	10.8x	9.8x
MLP median	4.7%	34.1%	22.4%	16.3%	20.2%	32.7%	6.1x	5.4x
MLP mean	4.7%	34.1%	22.4%	16.3%	20.2%	32.7%	6.1x	5.4x
OCI Partners — consensus	7.7%	31.9%	(10.8%)	41.1%	37.4%	37.4%	3.1x	2.7x
OCI Partners — management [2]	5.8%	52.1%	(10.5%)	47.1%	44.8%	39.3%	3.1x	2.7x

Source: Eclipse management projections, company filings, equity research, FactSet as of 05/31/2018
Note: Calendarized to 12/31 year-end; [1] CVR Refining market data as of 05/25/2018 to reflect unaffected unit price; [2] 2018E and 2019E management estimates normalized for turnaround as provided by Eclipse management

PROJECT ECLIPSE 8 J.P.Morgan

CONFIDENTIAL

Discounted distributable cash flow analysis

Assumes 3/31/18 valuation date

	Management projections							
$mm, except per unit metrics	2018E	2019E	2020E	2021E	2022E	2023E	Normalized 2023E[5]	Terminal
Revenue	**$416**	**$371**	**$378**	**$396**	**$414**	**$410**	**$415**	**$415**
% growth	*21.1%*	*(10.7%)*	*1.7%*	*4.9%*	*4.6%*	*(1.1%)*		*0.0%*
EBITDA	**$197**	**$164**	**$174**	**$192**	**$208**	**$199**	**$186**	**$186**
% margin	*47.5%*	*44.2%*	*46.0%*	*48.5%*	*50.2%*	*48.5%*	*44.9%*	*44.9%*
(-) debt service	(43)	(35)	(35)	(35)	(34)	(34)	(34)	(34)
(-) capex excl. turnarounds	(8)	(4)	(4)	(2)	(3)	(2)	(8)	(8)
(-) turnarounds reserves	(6)	(6)	(6)	(6)	(6)	(6)	(7)	(7)
(-) taxes[1]	(1)	(1)	(1)	(1)	(2)	(2)	(1)	(1)
(-) working capital changes	(9)	(8)	(8)	(8)	(8)	(8)	(8)	(8)
Distributable cash flow	**$130**	**$110**	**$119**	**$140**	**$155**	**$146**	**$128**	**$128**
% growth	*113.3%*	*(15.4%)*	*8.4%*	*17.2%*	*10.6%*	*(5.2%)*		*0.0%*
% revenue	*31.3%*	*29.6%*	*31.6%*	*35.3%*	*37.3%*	*35.8%*	*30.7%*	*30.7%*
LP DCF per unit	$1.49	$1.26	$1.37	$1.61	$1.78	$1.68	$1.47	$1.47
Less: stub	(0.38)	0.00	0.00	0.00	0.00	0.00	0.00	0.00
LP DCF per unit for discounting	**$1.11**	**$1.26**	**$1.37**	**$1.61**	**$1.78**	**$1.68**	**$1.47**	**$1.47**
Memo:								
Diluted units outstanding[3]	87	87	87	87	87	87	87	87
Dividend coverage ratio	1.00x	1.00x	1.00x	1.00x	1.00x	1.00x	1.00x	1.00x

PV of LP DCF per unit

Cost of equity		
	12.5%	$6.29
	13.5%	$6.14
	14.5%	$5.99

PV of tax loss per unit[2]

Perpetuity growth rate
0.0%
($0.87)
($0.74)
($0.64)

PV of terminal value per unit

Perpetuity growth rate
0.0%
$6.32
$5.58
$4.96

Implied LP value per unit

Perpetuity growth rate
0.0%
$11.73
$10.98
$10.32

Implied LP equity value

		Perpetuity growth rate
		0.0%
Cost of equity	12.5%	$1,021
	13.5%	$955
	14.5%	$898

Implied terminal year EBITDA multiple[4]

		Perpetuity growth rate
		0.0%
Cost of equity	12.5%	6.8x
	13.5%	6.5x
	14.5%	6.2x

Implied terminal year DCF multiple

		Perpetuity growth rate
		0.0%
Cost of equity	12.5%	6.4x
	13.5%	6.0x
	14.5%	5.6x

Source: Eclipse management projections through 2023; FactSet as of 05/31/18; Note: All assumptions were reviewed and approved by Eclipse management for J.P. Morgan's use in its analysis
[1] Assumes 1% grandfather tax rate under current MLP structure; [2] Assumes 21% tax rate from 2027 given Methanol no longer qualifying as MLP income; [3] Assumes no equity issuance or buyback program; [4] $410mm net debt as of 12/31/2023 as provided by Eclipse management; [5] Normalized for mid-cycle pricing, long-term capex, and average volume

PROJECT ECLIPSE 9

J.P.Morgan

CONFIDENTIAL Agenda     Page 1    Appendix 10 PROJECT ECLIPSE

Appendix
CONFIDENTIAL

OCI Partners — ownership

As of 3/31/18

Top 20 unitholders (mm)

Rank	Investor	Current position 03/31/18	Current % of outstanding units	Position as of 09/30/2017	6 month change	Report Date	Source
1	OCI NV	76.77	88.2%	69.50	7.28	03/05/2018	10-K
2	Morgan Stanley (Strategic Investments)	5.57	6.4%	10.68	(5.10)	03/31/2018	13F Form
3	SAWIRIS NASSEF ONSI NAGIB	0.88	1.0%	0.87	0.01	03/05/2018	10-K
4	Cowen Investment Management LLC	0.71	0.8%	0.00	0.71	03/31/2018	13F Form
5	UBS Securities LLC	0.36	0.4%	0.53	(0.17)	03/31/2018	13F Form
6	PCJ Investment Counsel Ltd.	0.15	0.2%	0.00	0.15	03/31/2018	13F Form
7	Bard Associates, Inc.	0.15	0.2%	0.15	0.00	03/31/2018	13F Form
8	Credit Capital Investments LLC	0.07	0.1%	0.07	0.00	03/31/2018	13F Form
9	Quinn Opportunity Partners LLC	0.07	0.1%	0.05	0.02	03/31/2018	13F Form
10	Deutsche Asset Management Investment GmbH	0.04	0.0%	0.04	(0.00)	03/31/2018	13F Form
11	Renaissance Technologies LLC	0.03	0.0%	0.03	0.00	03/31/2018	13F Form
12	Iconiq Capital LLC	0.02	0.0%	0.02	0.00	03/31/2018	13F Form
13	BENNETT MICHAEL L	0.02	0.0%	0.02	0.00	03/05/2018	10-K
14	Goldman Sachs & Co. LLC (Private Banking)	0.01	0.0%	0.00	0.01	03/31/2018	13F Form
15	Worth Venture Partners LLC	0.01	0.0%	0.00	0.01	03/31/2018	13F Form
16	Walleye Trading Advisors LLC	0.01	0.0%	0.01	0.00	03/31/2018	13F Form
17	Deltec Asset Management LLC	0.01	0.0%	0.01	0.00	03/31/2018	13F Form
18	GREGORY NATHANIEL A	0.01	0.0%	0.01	0.00	03/05/2018	10-K
19	Wells Capital Management, Inc.	0.00	0.0%	0.00	0.00	03/31/2018	13F Form
20	Manulife Asset Management Ltd.	0.00	0.0%	0.00	0.00	03/31/2018	13F Form
	Other unitholders	2.10	2.4%	5.02	(2.92)		
	Total	**87.00**	**100.0%**	**87.00**			

Source: FactSet as of 05/31/2018
[1] Units reported as of the end of the quarter

PROJECT ECLIPSE
10
J.P.Morgan

Selected MLP buy-in metrics — for reference only Year 2017 2017 2017 2017 2017 2017 2018 2018 2018 2018 2018 20181 2018 Cash / Cash Equity Cash Cash Cash Equity Equity Equity Equity Equity Equity Equity Equity equity Premium to last (9%) 26% 6% 20% 1% 3% 23% 1% 0% 0% 6% 1% 25% close Premium to 30- 5% 22% 7% 20% 2% 5% 27% 10% (1%) 2% (17%) 2% 38% day ∎ Premium to last close: 8% (mean) / 3% (median) ∎ Premium to 30-day : 9% (mean) / 5% (median) Source: Equity research, company filings, FactSet Note: The MLP buy-in metrics above are presented merely for reference purposes only, and were not relied upon for valuation purposes. The transactions included above represent selected master limited partnership buy-in transactions consummated after January 1, 2017. J.P. Morgan did not attempt to identify all master limited partnership buy-in transactions that may be relevant for the board’s purposes, and none of the selected transactions is identical to any transaction that the board may be considering. 1 On May 17, 2018, LNG issued a press release announcing that it had submitted a proposal to the Board of Directors of CQH. The proposed transaction is subject to negotiation and approval of a conflicts committee established by the board of directors of CQH